UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 20, 2004

Eli Lilly and Company
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Lilly Corporate Center, Indianapolis, Indiana		46285
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-276-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2004, the compensation committee of the board of directors approved 2005 bonus targets for all eligible employees, including executive officers, under the Eli Lilly and Company Bonus Plan, the annual performance-based cash bonus plan covering all Lilly management employees worldwide and most non-management employees in the United States. In setting the targets, the committee determined that the company performance measure for all plan participants shall be based 75 percent on earnings-per-share growth and 25 percent on sales growth. Actual bonus payouts will vary depending on company performance relative to sales and earnings per share growth.

Item 2.05. Costs Associated with Exit or Disposal Activities.

See Item 2.06 below.

Item 2.06. Material Impairments.

As previously announced in our Form 8-K of October 21, 2004, we have committed to several restructuring actions designed to increase the productivity of the company, to address current challenges in the marketplace, and to leverage prior investments in our product portfolio. The actions affect operations primarily in research and development, manufacturing, and sales and marketing components, and will have an impact on both infrastructure and personnel. These decisions are integral parts of our ongoing efforts to implement a highly productive innovation-based strategy that will address challenges in the current business environment as well as provide sustainable growth.

The costs associated with the restructuring actions in the aggregate will consist of asset impairments, severance expenses, and other charges. In our October 21, 2004, Form 8-K, we estimated the charges in a range of $320 million to $420 million (pretax), substantially all of which was expected to be reported in the fourth quarter of 2004. We now estimate the charges to be in the range of $400 million to $465 million (pretax), substantially all of which will be reported in the fourth quarter of 2004. The estimated charge was increased primarily to include asset impairments related to a reconfiguration of our Prince William County, Virginia facility. Decisions were made on December 20, 2004, regarding a redesign of this facility, which rendered certain engineering and construction costs obsolete. In addition, we have further refined our estimates of certain of the other charges described in our October 21 Form 8-K based on new information. In the October 21 announcement, we estimated a fourth-quarter impact on earnings per share of $0.19-$0.24 per share for the asset impairments and restructuring actions. We now estimate a fourth quarter impact of $0.24-$0.27 per share.

The non-cash charges for the restructuring actions are now estimated at approximately $360 million to $390 million in the aggregate (as compared with the prior estimate of $250 million to $320 million). These charges consist of asset impairments, which primarily relate to Xigris manufacturing equipment in Indianapolis, human pharmaceutical manufacturing buildings and equipment at Clinton, Indiana, the Prince William County assets described above, and a building and equipment at our RTP Laboratory in Research Triangle Park, North Carolina. We will cease using these assets and they will be disposed of or destroyed. The impairment charges will be necessary to adjust the carrying value of the assets to fair value. The estimated cash expenditures now total approximately $40 million to $75 million (down from the previous estimate of $70 million to $100 million) and consist primarily of severance payments, and to a lesser extent, lease termination payments.

We expect to substantially complete the restructuring actions by March 31, 2005. However, certain activities may require additional time for completion throughout 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 20, 2004, the board of directors elected J. Michael Cook as a member of the board of directors of the company effective February 1, 2005. Mr. Cook is the retired chairman and chief executive officer of Deloitte & Touche LLP. Mr. Cook will serve on the board’s audit and compensation committees.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eli Lilly and Company

December 21, 2004	By:	Charles E. Golden

Name: Charles E. Golden
Title: Executive Vice President and Chief Financial Officer